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                        APPLIED SIGNAL TECHNOLOGY, INC.
                                  EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                        (in thousands except per share)

                                                     Year Ended October 31,

                                               1996            1995           1994
                                             --------------------------------------
                                              (in thousands, except per share data)
Number of Shares Outstanding                  7,754           7,455           7,442

   Net effect of dilutive stock options,
   based on the treasury stock method
   using the year-end market price, if
   higher than average market price             165             180             327
                                             --------------------------------------
Total                                         7,919           7,635           7,769
                                             ======          ======          ======
Net Income                                   $1,815          $  904          $3,140
                                             ======          ======          ======
Net Income per share                         $ 0.23          $ 0.12          $ 0.40
                                             ======          ======          ======
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